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                                                                    Exhibit 16.1
[KPMG LOGO]

150 Fayetteville Street Mall
Suite 1200
Post Office Box 29543
Raleigh, NC 27626-0543



February 25, 2000

Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Inspire Pharmaceuticals, Inc. and, under the date of July 30, 1999 we reported on the balance sheets of Inspire Pharmaceuticals, Inc. as of December 31, 1998 and 19997, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for the cumulative period from the date of inception to December 31, 1998 (the "Financial Statements"). On November 12, 1999, our appointment as principal accountants was terminated. We have read Inspire Pharmaceuticals, Inc.'s statements included under Item 11 of its Form S-1 dated February 25, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Inspire Pharmaceuticals, Inc.'s statements that the change was approved by the board of directors or that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Inspire Pharmaceuticals, Inc.'s financial statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP